Exhibit 99.1

NeuroOne® Receives FDA 510(k) Clearance to Market its Evo® sEEG System for Less than 30 Day Use

Company focused on manufacturing ramp for commercialization in partnership with Zimmer Biomet

EDEN PRAIRIE, Minn.  – October 25, 2022 -  NeuroOne Medical Technologies Corporation (Nasdaq: NMTC) (NeuroOne or the Company), a medical technology company focused on improving surgical care options and outcomes for patients suffering from neurological disorders, today announced that it has received U.S. Food and Drug Administration (FDA) 510(k) clearance to market its Evo sEEG Electrode technology for temporary (less than 30 days) use with recording, monitoring, and stimulation equipment for the recording, monitoring, and stimulation of electrical signals at the subsurface level of the brain.

On August 9, 2022, the Company announced it had resubmitted its 510(k) application to the FDA for less than 30 day use, which included additional biocompatibility testing as requested by the FDA. On October 20, 2022, the Company received an FDA clearance letter stating that the Evo sEEG System is substantially equivalent to the predicate device and may be marketed in the United States.

“I am extremely proud of the entire NeuroOne team and their relentless pursuit of this clearance. Despite the challenges we faced, our team remained focused and persistent in driving this successful conclusion. This is clearly our most exciting and important accomplishment to date. We are now able to advance our commercialization efforts in partnership with Zimmer Biomet, our distribution and development partner. We look forward to continuing to execute our strategic plan, which next up includes our RF ablation system, the Company’s first therapeutic electrode technology,” said Dave Rosa, CEO of NeuroOne.

The Evo sEEG System represents the Company’s second FDA 510(k) cleared product. NeuroOne now provides a full line of electrode technology to address an estimated worldwide market of $100 million for patients requiring diagnostic brain mapping procedures. As opposed to cortical electrodes, sEEG electrodes provide a similar function at the subsurface level of the brain by using a much less invasive process that does not require removal of the top portion of the patient’s skull. sEEG electrodes are the predominant technology used in these procedures due to their less invasive placement and subsurface location.

The Company’s Evo Cortical and sEEG Electrodes are a portfolio of hi-definition thin film electrodes. Potential advantages include increased signal clarity and reduced noise; better tactile feedback during insertion into brain tissue; and faster order fulfillment due to an automated manufacturing process.

As previously reported, NeuroOne is also advancing a pipeline of therapeutic electrode technologies for brain tissue ablation and chronic stimulation use for DBS (deep brain stimulation) and spinal cord stimulation for chronic back pain. These therapeutic electrode technologies represent addressable markets valued between $500 million and $6 billion.

About NeuroOne

NeuroOne Medical Technologies Corporation is a developmental stage company committed to providing minimally invasive and hi-definition solutions for EEG recording, brain stimulation and ablation solutions for patients suffering from epilepsy, Parkinson's disease, dystonia, essential tremors, chronic pain due to failed back surgeries and other related neurological disorders that may improve patient outcomes and reduce procedural costs. For more information, visit https://www.n1mtc.com.

Forward Looking Statements

This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Except for statements of historical fact, any information contained in this presentation may be a forward–looking statement that reflects NeuroOne’s current views about future events and are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. In some cases, you can identify forward–looking statements by the words or phrases "may," "might," "will," "could," "would," "should," "expect," "intend," "plan," "objective," "anticipate," "believe," "estimate," "predict," "project," "potential," "target," "seek," "contemplate," "continue, "focused on," "committed to" and "ongoing," or the negative of these terms, or other comparable terminology intended to identify statements about the future. Forward–looking statements may include statements regarding the potential market size, commercialization activities, and potential regulatory clearance/approval of brain tissue ablation and chronic stimulation use for DBS and spinal cord stimulation for chronic back pain. Although NeuroOne believes that we have a reasonable basis for each forward-looking statement, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain. Our actual future results may be materially different from what we expect due to factors largely outside our control, including risks that the partnership with Zimmer Biomet may not facilitate the commercialization or market acceptance of our technology; risks that our sEEG electrodes may not be ready for commercialization in a timely manner or at all, whether due to supply chain disruptions, labor shortages, the impact of COVID-19 or otherwise; risks that our technology will not perform as expected based on results of our pre-clinical and clinical trials; risks related to uncertainties associated with the Company's capital requirements to achieve its business objectives and ability to raise additional funds; the risk that the COVID-19 pandemic will continue to adversely impact our business; the risk that we may not be able to secure or retain coverage or adequate reimbursement for our technology; uncertainties inherent in the development process of our technology; risks related to changes in regulatory requirements or decisions of regulatory authorities; that we may not have accurately estimated the size and growth potential of the markets for our technology; risks relate to clinical trial patient enrollment and the results of clinical trials; that we may be unable to protect our intellectual property rights; and other risks, uncertainties and assumptions, including those described under the heading "Risk Factors" in our filings with the Securities and Exchange Commission. These forward–looking statements speak only as of the date of this press release and NeuroOne undertakes no obligation to revise or update any forward–looking statements for any reason, even if new information becomes available in the future.

“Caution: Federal law restricts this device to sale by or on the order of a physician”

Contact:

800-631-4030

ir@n1mtc.com